CUSIP No. 00185E106	Page 1 of 18 Pages

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
 Under the Securities Exchange Act of 1934

APAC Customer Services, Inc.
 (Name of Issuer)

Common Stock
 (Title of Class of Securities)

00185E106
 (CUSIP Number)

December 31, 2007
 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  x  ]   Rule 13d-1(b)

[     ]    Rule 13d-1(c)

[     ]    Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 00185E106	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Investment Partners, L.P. Tax I.D.#:13-4100882
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 00185E106	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 00185E106	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Double Alpha Fund, L.P. Tax I.D. #:90-0153134
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 00185E106	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Double Alpha Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 00185E106	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Investment Management, LLC 13-4099498
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 00185E106	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alfred V. Tobia, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 00185E106	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael J. Barone
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ x ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,616,927
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,616,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7.2%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 00185E106	Page 9 of 18 Pages

ITEM 1.	(a).	Name of Issuer: APAC CUSTOMER SERVICES, INC.
	(b).	Address of Issuer's Principal Executive Offices:
Six Parkway North Deerfield, Illinois 60015
ITEM 2.	(a).	Name of Persons Filing:

This Statement is being filed jointly by (i) Sidus Investment Partners, L.P., a Delaware limited partnership ("Sidus Partners"); (ii) Sidus Investments Ltd., a Cayman Islands exempted corporation, ("Sidus Investments"); (iii) Sidus Double Alpha Fund, L.P., a Delaware limited partnership ("Sidus Double Alpha"); (iv) Sidus Double Alpha Fund Ltd., a Cayman Islands exempted corporation ("Sidus Double Alpha Offshore"); (v) Sidus Investment Management, LLC, a Delaware limited liability company, which serves as investment manager to Sidus Partners, Sidus Investments, Sidus Double Alpha, and Sidus Double Alpha Offshore; (vi) Messrs. Alfred V. Tobia, Jr. and (vii) Michael J. Barone, who serve as the managing members of the Manager. Sidus Partners, Sidus Investments, Sidus Double Alpha, Sidus Double Alpha Offshore, the Manager, and Messrs. Tobia and Barone are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons".

	(b).	Address of Principal Business Office for Each of the Above:
(i)	Sidus Investment Partners, L.P. -- The address of Sidus Partners' principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(ii)	Sidus Investments, Ltd. -- The address of Sidus Investments' principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(iii)	Sidus Double Alpha Fund, L.P. -- The address of Sidus Double Alpha's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(iv)	Sidus Double Alpha Fund, Ltd. -- The address of Sidus Double Alpha Offshore's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(v)	Sidus Investment Management, LLC -- The address of the Manager's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(vi)	Alfred V. Tobia, Jr. -- Mr. Alfred V. Tobia's principal business office is 767 Third
Avenue, 15th Floor, New York, New York, 10017.

(vii)	Michael J. Barone -- Mr. Michael J. Barone's principal business office is 767
Third Avenue, 15th Floor, New York, New York, 10017.
(c).	Citizenship or Place of Organization:

Sidus Partners, Sidus Double Alpha and the Manager are organized under the laws of the State of Delaware. Sidus Investments and Sidus Double Alpha Offshore are each an exempted company incorporated under the laws of the Cayman Islands. Messrs. Tobia and Barone are citizens of the United States.

CUSIP No. 00185E106	Page 10 of 18 Pages

(d).	Title of Class of Securities: Common Stock
(e).	CUSIP Number: 00185E106
ITEM 3.	If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:
	(a)	[ ] Broker or dealer registered under Section 15 of the Exchange Act;
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act;
	(e)	[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
	(j)	[ ] Group, in accordance with Rule 13d-1(b)(1) (ii)(J).
ITEM 4.	Ownership.
	(a).	Amount beneficially owned:
		(i)	Sidus Investment Partners, L.P.	3,616,927
		(ii)	Sidus Investments, Ltd.	3,616,927
		(iii)	Sidus Double Alpha Fund, L.P.	3,616,927
		(iv)	Sidus Double Alpha Fund, Ltd.	3,616,927
		(v)	Sidus Investment Management LLC[1]	3,616,927
		(vi)	Alfred V. Tobia, Jr.[2]	3,616,927
		(vii)	Michael J. Barone[3]	3,616,927
____________________
[1]

Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P.,  Sidus Investments, Ltd., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[2]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.
[3]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 00185E106	Page 11 of 18 Pages

(b).	Percentage of class:
	(i)	Sidus Investment Partners, L.P.	7.2%
	(ii)	Sidus Investments, Ltd.	7.2%
	(iii)	Sidus Double Alpha Fund, L.P.	7.2%
	(iv)	Sidus Double Alpha Fund Ltd.	7.2%
	(v)	Sidus Investment Management, LLC[4]	7.2%
	(vi)	Alfred V. Tobia, Jr.[5]	7.2%
	(vii)	Michael J. Barone[6]	7.2%
(c).	Number of shares as to which such person has:
	(1)	Sole power to vote or to direct the vote:
	(i)	Sidus Investment Partners, L.P.	0
____________________
[4]

Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Investments, Ltd., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[5]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[6]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 00185E106	Page 12 of 18 Pages

(ii)	Sidus Investments, Ltd.	0
(iii)	Sidus Double Alpha Fund, L.P.	0
(iv)	Sidus Double Alpha Fund Ltd.	0
(v)	Sidus Investment Management, LLC[7]	0
(vi)	Alfred V. Tobia, Jr.[8]	0
(vii)	Michael J. Barone[9]	0
(2)	Shared power to vote or to direct the vote:
(i)	Sidus Investment Partners, L.P.	3,616,927
(ii)	Sidus Investments, Ltd.	3,616,927
(iii)	Sidus Double Alpha Fund, L.P.	3,616,927
(iv)	Sidus Double Alpha Fund Ltd.	3,616,927
(v)	Sidus Investment Management, LLC	3,616,927
(vi)	Alfred V. Tobia, Jr.	3,616,927
(vii)	Michael J. Barone	3,616,927
(3)	Sole power to dispose or to direct the disposition of:
(i)	Sidus Investment Partners, L.P.	0
(ii)	Sidus Investments, Ltd.	0
____________________
[7]

Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Investments, Ltd., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[8]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[9]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 00185E106	Page 13 of 18 Pages

(iii)	Sidus Investment Management, LLC[10]	0
(iv)	Alfred V. Tobia, Jr.[11]	0
(v)	Michael J. Barone[12]	0
(4)	Shared power to dispose or to direct the disposition of:
(i)	Sidus Investment Partners, L.P.	3,616,927
(ii)	Sidus Investments, Ltd.	3,616,927
(iii)	Sidus Double Alpha Fund, L.P.	3,616,927
(iv)	Sidus Double Alpha Fund Ltd.	3,616,927
(v)	Sidus Investment Management, LLC	3,616,927
(vi)	Alfred V. Tobia, Jr.	3,616,927
(v)	Michael J. Barone	3,616,927

ITEM 5.	Ownership of Five Percent or Less of a Class:
Not Applicable.
ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person:

The Shares owned by Sidus Partners, Sidus Investments, Sidus Double Alpha, Sidus Double Alpha Offshore, the Manager, and Messrs. Alfred V. Tobia, Jr. and Michael J. Barone are beneficially owned by Sidus Partners, Sidus Investments, Sidus Double Alpha and Sidus Double Alpha Offshore. Sidus Partners, Sidus Investments, Sidus Double Alpha, Sidus Double Alpha Offshore, the Manager, and Messrs. Alfred V. Tobia, Jr. and Michael J. Barone individually beneficially own less than 5% of the Shares. Each of Sidus Partners, Sidus Investments, Sidus Double Alpha, Sidus Double Alpha Offshore, the Manager, and Messrs. Alfred V. Tobia, Jr. and Michael J. Barone may be deemed to possess the power to vote and dispose or direct the disposition of the Shares.

____________________
[10]

Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Investments, Ltd., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[11]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[12]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 00185E106	Page 14 of 18 Pages

ITEM 7.	Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:
Not Applicable.
ITEM 8.	Identification and Classification of Members of the Group:
See Item 2.
ITEM 9.	Notice of Dissolution of Group:
Not Applicable.

ITEM 10.	Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00185E106	Page 15 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
SIDUS INVESTMENT PARTNERS, L.P.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS INVESTMENTS, LTD.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND, L.P.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

CUSIP No. 00185E106	Page 16 of 18 Pages

SIDUS DOUBLE ALPHA FUND LTD.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS INVESTMENT MANAGEMENT, LLC
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member
	By:	/s/ Michael J. Barone Michael J. Barone, managing member

ALFRED V. TOBIA, JR.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr.

MICHAEL J. BARONE
Date: February 11, 2008	By:	/s/ Michael J. Barone

CUSIP No. 00185E106	Page 17 of 18 Pages

EXHIBIT 1 -- AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 11th day of February, 2008.
SIDUS INVESTMENT PARTNERS, L.P.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS INVESTMENTS, LTD.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND, L.P.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

CUSIP No. 00185E106	Page 18 of 18 Pages

SIDUS DOUBLE ALPHA FUND LTD.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS INVESTMENT MANAGEMENT, LLC
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr. Alfred V. Tobia, Jr., managing member
	By:	/s/ Michael J. Barone Michael J. Barone, managing member

ALFRED V. TOBIA, JR.
Date: February 11, 2008	By:	/s/ Alfred V. Tobia, Jr.

MICHAEL J. BARONE
Date: February 11, 2008	By:	/s/ Michael J. Barone